UNIVERSAL CAPITAL MANAGEMENT, INC

Action by Unanimous Written Consent of Directors

February 23, 2007

The undersigned, constituting all of the Directors of UNIVERSAL CAPITAL MANAGEMENT, INC., a Delaware corporation (the "Company"), pursuant to the authority contained in the Delaware General Corporation Law, do hereby adopt the following resolutions by unanimous written consent, which shall have the same force and effect as if adopted at a duly convened meeting of the Board of Directors and held in accordance with law and the By-laws of the Company:

WHEREAS, the Company has arranged for Bond Policy Number 464PB0658 (the “Fidelity Bond”) to be issued to the Company by St. Paul Fire and Marine Insurance Company in the amount of $250,000;

WHEREAS, the Directors have been furnished with a copy of the Fidelity Bond;

WHEREAS, the Directors have reviewed Rule 17g-1 promulgated under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS Rule 17g-1(d) promulgated under the 1940 Act, in effect, requires the Company’s Board of Directors, including a majority of the Directors who are not “interested persons” as defined by Section 2(a)(19) of the 1940 Act, to determine at least annually that certain standards are met with respect to fidelity bonds;

WHEREAS, the Company’s Board of Directors, including such disinterested Directors, have considered whether the purchase of the Fidelity Bond is in the best interests of the Company and whether the Fidelity Bond is reasonable in form and amount, after taking into consideration all relevant factors including, but not limited to: (1) the value of the aggregate assets to which any officer or employee covered by the Fidelity Bond may have access; (2) the nature of the Company’s assets; and (3) the type and terms of the arrangements made for the custody and safekeeping of such assets; and

WHEREAS, the Company’s Board of Directors has determined that the Fidelity Bond is adequate to protect the Company against larceny and embezzlement by any of its officers and employees who may singly, or jointly with others, have access to securities or funds of the Company, either directly or indirectly or through authority to draw upon such funds or direct the disposition of securities.

NOW THEREFORE BE IT RESOLVED, that the Company’s Board of Directors hereby approves and ratifies the purchase and issuance of the Fidelity Bond and the payment, on behalf of the Company, of the premium for the Fidelity Bond, in the amount of One Thousand Eight Hundred Twenty-Two Dollars ($1,822) for a period of one year from February 15, 2007 to February 15, 2008;

FURTHER RESOLVED, that the Company’s Board of Directors designates the Company’s Treasurer and authorizes and directs him to make the filings and give the notices required by Rule 17g-1 promulgated under the 1940 Act;

FURTHER RESOLVED, the Company’s Board of Directors, and each of its disinterested Directors, hereby determines that the premium paid by the Company for insurance coverage under the Fidelity Bond is fair and reasonable;

FURTHER RESOLVED, that the appropriate officers of the Company, and each of them be and he hereby is authorized, empowered and directed to perform all acts which they believe are necessary or desirable to carry out the objectives of the foregoing resolutions; and

FURTHER RESOLVED, that this Action by Unanimous Written Consent may be signed in counterparts and shall be effective when counterparts have been signed by all of the Directors.

IN WITNESS WHEREOF, the undersigned have executed this Action by Unanimous Written Consent on the day first above written.

/s/______________________	/s/____________________________
Joseph Drennan	Michael D. Queen

/s/_____________________	/s/____________________________
Steven P. Pruitt, Jr.	Jeff Muckow

/s/_________________________
Thomas M. Pickard, Sr.

Constituting all of the Directors

Filed with the undersigned as Secretary of the Company, to be kept with the proceedings of the minutes of the Board of Directors.

/s/______________________________
William R. Colucci, Secretary